CODE OF ETHICS

          Midas U.S. and Overseas Fund Ltd.

          Dollar Reserves, Inc.

          Global Income Fund, Inc.

          Midas Investors Ltd.

          Tuxis Corporation

          Midas Special Equities Fund, Inc.

          Bexil Corporation

          Midas Fund, Inc.

          CEF Advisers, Inc.

          Midas Management Corporation

          Investor Service Center, Inc.

     The object of this Code of Ethics (the "Code") is to provide rules designed to avoid conflicts of interest involving persons associated with the above companies. Conflicts of interest may arise when a person has obligations to more than one person or entity or has a personal interest in a situation which might permit him to show preference or advantage to one person or entity at the expense of another, or to himself at the expense of another. In view of the fiduciary obligations of both the Funds' and their investment advisers' employees, officers and directors, it is important not only to avoid violations of law and regulatory rules, but also to avoid activities or practices which have the appearance of or may give rise to a charge of a violation.

     All employees are required to have a working familiarity with this Code. A violation of the Code may result in penalties including censure, suspension or dismissal. The Statement of Principles, as amended from time to time, (the "Statement of Principles") is hereby incorporated into the Code.

     If you have any questions about the applicability of the Code to any particular transaction or account, please contact Monica Pelaez.


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1.   Definitions.

     (1) "Security" shall have the same meaning as set forth in Section 2(a)(36) of the Investment Company Act of 1940, as amended (the "1940 Act"), but shall not include securities issued by the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies. The 1940 Act definition of "security" is quite broad and includes any option, futures contract, warrant or right to purchase any security.

     (2) Persons subject to this Code ("Covered Persons" or individually "Covered Person") shall include:

          (a) all directors and officers of CEF Advisers, Inc., Midas Management Corporation, Investor Service Center, Inc. and the Funds;

          (b) any employee of CEF Advisers, Inc., Midas Management Corporation, Investor Service Center, Inc. or any of the Funds (or a company in a control relationship with any of the foregoing) (i) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Security (including the writing of an option to purchase or sell a Security) by a Fund, or (ii) whose functions relate to the making of any recommendation with respect to the purchase or sale of a Security (including the writing of an option to purchase or sell a Security) by a Fund;

          (c) directors and officers of Investor Service Center, Inc. (i) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Security (including the writing of an option to purchase or sell a Security) by a Fund, or (ii) whose functions relate to the making of any recommendation with respect to the purchase or sale of a Security (including the writing of an option to purchase or sell a Security) by a Fund; and

          (d) any natural person in a control relationship with respect to CEF Advisers, Inc., Midas Management Corporation, Rockwood Advisers, Inc., Investor Service Center, Inc. or any of the Funds who obtains information concerning recommendations made to any Fund with respect to the purchase or sale of a Security (including the writing of an option to purchase or sell a Security). "Control" shall have the same meaning as that set forth under Section 2(a)(9) of the 1940 Act.

     (3) "Beneficial Ownership" for purposes of this Code shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all Securities which the person has or acquires. Beneficial Ownership is broadly interpreted to include securities in which a Covered Person holds an ownership interest or the

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          power to vote. Examples include securities owned by a Covered Person's spouse or minor children, held in a trust in which a Covered Person is a trustee or beneficiary, owned by a partnership in which a Covered Person is a partner or by a corporation in which a Covered Person is an officer, director or major stockholder.

2.   Prohibited Activities.

     (1) No Covered Person shall, in connection with the purchase or sale (including the writing of an option to purchase or sell) of any Security by such person (or involving a Security in which such person has a direct or indirect Beneficial Ownership interest) which, within the most recent 15 days is or has been held by any Fund, or is being or has been considered by any Fund or its investment adviser for purchase by such Fund:

          (a)  employ any device, scheme or artifice to defraud any Fund;

          (b) make to any Fund any untrue statement of a material fact or omit to state to any Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

          (c) engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any Fund; or

          (d)  engage in any manipulative practice with respect to any Fund.

     (2) No Covered Person shall purchase or sell, directly or indirectly, any Security if he knows at the time of such purchase or sale that the Security (i) is being considered for purchase or sale by a Fund, (ii) is being purchased or sold by a Fund, or (iii) was purchased or sold by the Fund within the most recent fifteen days if such Covered Person participated in the recommendation to, or the decision by, the Fund to purchase or sell such Security.

     (3) No Covered Person shall cause or attempt to cause any Fund to purchase, sell or hold any Security in a manner calculated to create any personal benefit to the Covered Person. A Covered Person who participates in any research or investment decision concerning a particular Security must disclose to those persons with authority to make investment decisions for the Fund (or to the Administrator of the Code if the Covered Person is a person with authority to make investment decisions for the Fund), any personal or beneficial interest that the Covered Person has in that Security or any Related Security, or in the issuer thereof, where such decisions could create a material benefit to the Covered Person.

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          The person to whom the Covered Person properly reports such interest, in consultation with the Administrator, shall determine whether or not the Covered Person will be restricted in pursuing the research or recommendation.

     (4) All Covered Persons are expressly prohibited from taking personal advantage of any opportunity properly belonging to any Fund.

3. Confidentiality. Information about Securities transactions being undertaken or considered for recommendation shall be treated as confidential and may not be communicated to other persons who are not involved in the decision-making process.

4. Administrator. The Boards of Directors of the Funds shall from time to time appoint an Administrator of this Code who shall receive and review the report hereinafter described and who shall:

     (1) identify and inform each Covered Person of the existence of this Code and deliver a copy to such person; and

     (2) maintain in an easily accessible place at the offices of the Funds a copy of this Code together with copies of all reports made pursuant hereto and a record of any violations hereof during the prior five years and a list of all Covered Persons during the prior five years.

5.   Reporting.

     (1) Upon designation as a Covered Person, such person shall provide to the Administrator of the Code, on or before the tenth day after such person becomes a Covered Person, an initial holdings report with respect to any Security in which the Covered Person had any direct or indirect beneficial ownership when the person became a Covered Person. Any such report shall include the title, number of shares and principal amount of each Security, the name of any broker, dealer, or bank with whom the Covered Person maintained an account as of the date the person became a Covered Person and the date that the report is submitted by the Covered Person.

     (2) All Covered Persons shall provide to the Administrator of the Code, on or before the tenth day after the end of each calendar quarter in which the transaction to which the report relates was effected; (1) with respect to any transactions in any Security in which such person has a direct or indirect Beneficial Ownership interest, the date of the transaction, the title and the number of shares and the principal amount of each Security involved, the nature of the transaction (purchase, sale or any other type of acquisition or disposition), the price at which the transaction was effected, and the name of the broker, dealer or bank with or through whom the transaction was effected and the date the report is submitted by the Covered Person; and (2) with respect to any new account established by such person in

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          which any securities were held during the quarter for the direct or indirect benefit of such person, the name of the broker, dealer or bank with whom the Covered Person established the account, the date the account was established, and the date the report is submitted by the Covered Person. Any such report may contain a statement that the report shall not be construed as an admission by the person that the person making the report that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates.

     (3) All Covered Persons shall provide on an annual basis to the Administrator of the Code, with respect to any security in which such person has a direct or indirect Beneficial Ownership interest, the title, number of shares and principal amount of each Security involved, the name of any broker, dealer, or bank with whom the Covered Person maintains an account in which any securities are held for the direct or indirect benefit of the Covered Person and the date that the report is submitted by the Covered Person. Such information must be current as of a date no more than thirty days before the report is submitted.

     (4) Notwithstanding the foregoing, no Covered Person shall be required to make a report:

          (a) with respect to transactions affected for any account over which such person does not have any direct or indirect influence or control; or

          (b) if such person is an "independent" director of any of the Funds, and would be required to make a report solely by reason of being a director, except where such director knew or, in the ordinary course of fulfilling his official duties as a director, should have known that during the fifteen days immediately preceding or after a transaction in a Security by the director, such Security is or was purchased or sold by such Fund or such purchase or sale by such Fund is or was considered by such Fund or its investment adviser, such director shall be required to make the quarterly transaction report.

6. Penalties. If the Administrator determines that a violation of this Code has occurred, he or she shall report the relevant facts and conclusions to the Board of Directors of any affected Fund(s), and to the Chief Executive Officer of each entity employing the person responsible for the violation. The applicable Board of Directors and Chief Executive Officer shall each have the power to censure, suspend or dismiss such person or require that a trade be reversed.


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